As filed with the Securities and Exchange Commission on June 30, 2009                                         Registration No. 333-91208

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STATE BANCORP, INC.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	11-2846511 (I.R.S. Employer Identification No.)
Two Jericho Plaza Jericho, New York 11753 (516) 465-2300 (Address, including Zip Code, of Principal Executive Offices)
2006 EQUITY COMPENSATION PLAN
(formerly known as STATE BANCORP, INC. STOCK OPTION PLAN (2002))
(Full title of the Plan)

Patricia M. Schaubeck, Esq.
General Counsel
State Bancorp, Inc.
Two Jericho Plaza
Jericho, New York 11753
(516) 465-2300

Copy to:

W. Edward Bright, Esq.
Sonnenschein Nath & Rosenthal LLP
Two World Financial Center
New York, NY 10281
212-768-6800
(Name and address, including Zip Code, telephone number and area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one.)

Large accelerated filer □	Accelerated filer ☒
Non-accelerated filer (do not check if a smaller reporting company) □	Smaller reporting company □

This Post-Effective Amendment No.1 to the Registration Statement on Form S-8 (Registration No. 333-91208) shall become effective upon filing in accordance with Rule 464 under the Securities Act of 1933, as amended.

EXPLANATORY STATEMENT

On April 25, 2006, our shareholders approved the 2006 Equity Compensation Plan, which amends and restates the Company’s Stock Option Plan (2002).

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-91208) is being filed solely to add Exhibit 4.2, Form of 2006 Equity Compensation Plan Restricted Stock Award Agreement and to update the exhibit index contained in Item 8 of Part II of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8. EXHIBITS

Exhibit Number	Description
4	Stock Option Plan (2002), incorporated by reference from Exhibit 10k to the Company’s December 31, 2002 Form 10-K filed on March 28, 2003 (File No. 001-14783)
4.1	2006 Equity Compensation Plan, incorporated by reference from Appendix 1 to the Company’s Proxy Statement filed on March 23, 2006 (File No. 001-14783)
4.2	Form of 2006 Equity Compensation Plan Restricted Stock Award Agreement*
5	Opinion of Lamb & Barnosky, LLP, incorporated by reference from Exhibit 5 in the initial filing of this Registration Statement filed on June 26, 2002 (File No. 333-91208)
23.1	Consent of Lamb & Barnosky, LLP, included in their opinion 11 filed as Exhibit 5 in the initial filing of this Registration Statement filed on June 26, 2002 (File No. 333-91208)
23.2	Independent Auditor's Consent, incorporated by reference from Exhibit 23.1 in the initial filing of this Registration Statement filed on June 26, 2002 (File No. 333-91208)
24	Power of Attorney*
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hamlet of Jericho, State of New York, on June 30, 2009.

State Bancorp, Inc.

By: /s/ Thomas M. O’Brien
Thomas M. O’Brien
President and Chief Executive
Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Thomas M. O’Brien*	President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2009
/s/ Brian K. Finneran Brian K. Finneran	Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2009
Thomas E. Christman*	Director	June 30, 2009
Arthur Dulik, Jr.*	Director	June 30, 2009
Nicos Katsoulis*	Director	June 30, 2009
John J. LaFalce*	Director	June 30, 2009
K. Thomas Liaw*	Director	June 30, 2009
John F. Picciano*	Director	June 30, 2009
Suzanne H. Rueck*	Director	June 30, 2009
Jeffrey S. Wilks*	Director	June 30, 2009

*By:  /s/ Brian K. Finneran
         Brian K. Finneran
           Attorney-in-fact
           June 30, 2009

EXHIBITS FILED WITH THIS POST-EFFECTIVE AMENDMENT NO. 1
TO REGISTRATION STATEMENT

Exhibit Number	Exhibit
4.2	Form of 2006 Equity Compensation Plan Restricted Stock Award Agreement
24	Power of Attorney